Exhibit 21.1

SUBSIDIARIES OF LIMESTONE BANCORP, INC.

Direct Subsidiary	Jurisdiction of Organization	Does Business As
Limestone Bank, Inc.	Kentucky	Limestone Bank, Inc.
Statutory Trust I	Connecticut	Statutory Trust I
Statutory Trust II	Connecticut	Statutory Trust II
Statutory Trust III	Connecticut	Statutory Trust III
Statutory Trust IV	Connecticut	Statutory Trust IV
PBIB Corporation, Inc.	Kentucky	PBIB Corporation, Inc.

Indirect Subsidiary	Jurisdiction of Organization	Does Business As	Parent Entity
PBI Title Services, LLC	Kentucky	PBI Title Services, LLC	Limestone Bank, Inc.